EXHIBIT 23.5

                                                   March 14, 1994



                   Financial Advisors Consent



The Board of Directors
The Grange National Bank of Susquehanna County

     We hereby consent to the reference contained in the Registration Statement on Form S-4 which this consent is filed to our firm and to the use in said Registration Statement of the proposed form of our opinion as to the fairness, form a financial point of view, of the Exchange Ratio contained in the Merger Agreement (as such terms are defined in said Registration Statement). In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended.

                              /s/McConnell, Budd & Downes, Inc.